As filed with the Securities and Exchange Commission on June 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

(646) 536-2842

(Address of Principal Executive Offices)

AMENDED AND RESTATED

TAKE-TWO INTERACTIVE SOFTWARE, INC. 2017 STOCK INCENTIVE PLAN

(Full title of the plan)

Daniel Emerson, Esq.

Executive Vice President and Chief Legal Officer

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

(646) 536-3001

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

Adam M. Turteltaub, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

On May 23, 2022, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 9, 2022, by and among Take-Two Interactive Software, Inc. (the “Company” or “Registrant”), Zebra MS I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company, Zebra MS II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company, and Zynga Inc., a Delaware corporation (“Zynga”), the Company acquired Zynga through a series of mergers (the “Combination”).

This Registration Statement on Form S-8 registers an additional 15,368,500 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (the “Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 5635(c)(3) of the NASDAQ Market Rules and Regulations (“Rule 5635(c)(3)”), which additional shares of Common Stock represent the sum of the (i) remaining number of shares of common stock of Zynga that were available for issuance under the Zynga Inc. 2011 Equity Incentive Plan, as amended and restated (the “2011 Plan”), immediately prior to the Combination, as appropriately adjusted to reflect the Combination by multiplying such relevant number of shares available for issuance under the 2011 Plan by the Equity Award Exchange Ratio (as defined in the Merger Agreement), and (ii) number of stock options and restricted stock units granted under the 2011 Plan and the Zynga Inc. 2007 Equity Incentive Plan, as amended, that were assumed by the Company as “Substitute Awards” under the Plan in accordance with the terms of the Merger Agreement, as appropriately adjusted to reflect the Combination by multiplying the relevant number of shares underlying such assumed stock options and restricted stock units by the Equity Award Exchange Ratio, and with the exercise price of each assumed option determined by dividing the exercise price per share of the Zynga option by the Equity Award Exchange Ratio.

Pursuant to an exception under Rule 5635(c)(3), shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger, may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the plan met the requirements of Rule 5635(c) prior to such transaction, (ii) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (iii) such awards are not granted to individuals who were employed by the granting company or its subsidiaries at the time the merger or acquisition was consummated.

Pursuant to the Registration Statement on Form S-8 (Registration No. 333-220895) filed by the Registrant on October 11, 2017 (the “First Registration Statement”), the Registrant previously registered an aggregate of 5,200,000 shares of Common Stock under the Plan (as adjusted to reflect all stock splits and stock dividends to date). Pursuant to the Registration Statement on Form S-8 (Registration No. 333-248629) filed by the Registrant on September 4, 2020 (the “Second Registration Statement”), the Registrant previously registered an aggregate of 50,743 additional shares of Common Stock under the Plan (as adjusted to reflect all stock splits and stock dividends to date). Pursuant to the Registration Statement on Form S-8 (Registration No. 333-249904) filed by Registrant on November 6, 2020 (the “Third Registration Statement”), the Registrant previously registered an aggregate of 2,000,000 additional shares of Common Stock under the Plan (as adjusted to reflect all stock splits and stock dividends to date). Pursuant to the Registration Statement on Form S-8 (Registration No. 333-260773) filed by Registrant on November 4, 2021 (the “Fourth Registration Statement,” and together with the First Registration Statement, the Second Registration Statement, and the Third Registration Statement, collectively, the “Prior Registration Statements”), the Registrant previously registered an aggregate of 4,300,000 additional shares of Common Stock under the Plan (as adjusted to reflect all stock splits and stock dividends to date). The additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statement. The contents of the Prior Registration Statement, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof or otherwise, are incorporated herein by reference in accordance with General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed on May 17, 2022, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Company’s Current Reports on Form 8-K, filed on April 6, 2022, April 13, 2022, April 14, 2022, May 5, 2022, May 18, 2022, May 19, 2022 and May 26, 2022; and

(c)

the description of the Company’s Common Stock, which is contained in the Company’s Registration Statement on Form 8-A, filed on March  26, 2008, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, including any subsequent amendment or any report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

INDEX TO EXHIBITS

Exhibit No.	Description	Incorporated by Reference
		Form	Annex	Filing Date	Filed Herewith

5.1	Opinion of Willkie Farr & Gallagher LLP				X

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)				X

23.2	Consent of Ernst & Young LLP. (independent registered public accounting firm of Take-Two Interactive Software, Inc.)				X

23.3	Consent of Ernst & Young LLP. (independent registered public accounting firm of Zynga Inc.)				X

24.1	Power of Attorney (included on the signature page of this Registration Statement)				X

99.1	Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan	DEF 14A	B	July 27, 2021

99.2	Amendment to the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan				X

107	Filing Fee Table				X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of June 2022.

Take-Two Interactive Software, Inc.

/s/ Strauss Zelnick
Strauss Zelnick Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Take-Two Interactive Software, Inc., hereby severally constitute and appoint Karl Slatoff, Daniel Emerson, and Matthew Breitman or any of them individually, our true and lawful attorneys-in-fact with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement and any and all pre-effective and post-effective amendments to the Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Strauss Zelnick	Chairman and Chief Executive Officer	June 3, 2022
Strauss Zelnick	(Principal Executive Officer)

/s/ Lainie Goldstein	Chief Financial Officer	June 3, 2022
Lainie Goldstein	(Principal Financial and Accounting Officer)

/s/ Michael Dornemann	Lead Independent Director	June 3, 2022
Michael Dornemann

/s/ Roland Hernandez	Director	June 3, 2022
Roland Hernandez

/s/ J Moses	Director	June 3, 2022
J Moses

/s/ Michael Sheresky	Director	June 3, 2022
Michael Sheresky

/s/ LaVerne Srinivasan	Director	June 3, 2022
LaVerne Srinivasan

/s/ Susan Tolson	Director	June 3, 2022
Susan Tolson

/s/ Paul Viera	Director	June 3, 2022
Paul Viera

/s/ Ellen Siminoff	Director	June 3, 2022
Ellen Siminoff

/s/ William “Bing” Gordon	Director	June 3, 2022
William “Bing” Gordon